Exhibit 23.1

BAGELL, JOSEPHS, LEVINE & COMPANY LLC
Suite J, 406 Lippincott Drive, Marlton, NJ 08053
Tel: 856.355.5900 Fax: 856.396.0022

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SOKO Fitness & SPA Group, Inc.
(Formerly American Business Holdings, Inc.)

We consent to the use in the Prospectus constituting a part of this registration statement of our report dated August 21, 2008, February 3, 2009 as to the effects of the restatement discussed in Note 18, relating to the consolidation financial statements of Soko Fitness and Spa Group, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/S/Bagell, Josephs, Levine & Company, LLC

BAGELL, JOSEPHS, LEVINE & COMPANY, LLC
Marlton, New Jersey

July 15, 2009